Registration Statement No. 333-191953
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated October 22, 2015
(To Prospectus dated October 28, 2013)

Pricing Term Sheet

Fixed-Rate Notes due 2017

Fixed-Rate Notes due 2020

Fixed-Rate Notes due 2025

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated October 22, 2015 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 28, 2013, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-191953.

Issuer:	The Coca-Cola Company
Security:	0.875% Notes due 2017 1.875% Notes due 2020 2.875% Notes due 2025
Offering Format:	SEC Registered
Principal Amount:	$750,000,000 of 2017 Notes $1,500,000,000 of 2020 Notes $1,750,000,000 of 2025 Notes
Maturity Date:	October 27, 2017 for 2017 Notes October 27, 2020 for 2020 Notes October 27, 2025 for 2025 Notes
Coupon:	0.875% per year for 2017 Notes 1.875% per year for 2020 Notes 2.875% per year for 2025 Notes
Price to Public:	99.956% of principal amount for 2017 Notes 99.824% of principal amount for 2020 Notes 99.845% of principal amount for 2025 Notes
Yield to Maturity:	0.897% for 2017 Notes 1.912% for 2020 Notes
2.893% for 2025 Notes
Spread to Benchmark Treasury:	+ 30 bps for 2017 Notes + 57 bps for 2020 Notes + 87 bps for 2025 Notes

Benchmark Treasury:	UST 0.625% due September 30, 2017 for 2017 Notes UST 1.375% due September 30, 2020 for 2020 Notes UST 2.000% due August 15, 2025 for 2025 Notes
Benchmark Treasury Price / Yield:	100-01¾ / 0.597% for 2017 Notes 100-05 / 1.342% for 2020 Notes 99-25+ / 2.023% for 2025 Notes
Interest Payment Dates:	Semiannually on April 27 and October 27, commencing on April 27, 2016 for the 2017 Notes, the 2020 Notes and the 2025 Notes
Make-Whole Call:	+ 5 bps for 2017 Notes + 10 bps for 2020 Notes + 15 bps for 2025 Notes
Day Count Convention:	30 / 360
Trade Date:	October 22, 2015
Settlement Date:	October 27, 2015 (T+3)
CUSIP / ISIN:	191216 BR0 / US191216BR05 for 2017 Notes 191216 BT6 / US191216BT60 for 2020 Notes 191216 BS8 / US191216BS87 for 2025 Notes
Denominations:	$2,000 x $1,000
Ratings*:	Aa3 (Stable) by Moody’s Investors Service, Inc. AA (Negative) by Standard & Poor’s Ratings Services A+ (Negative) by Fitch Ratings

Underwriters:

Joint Book-Running Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

Deutsche Bank Securities Inc.

Guzman & Company

Loop Capital Markets LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.